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                     May 29, 2020

       Daniel O'Brien
       Chief Executive Officer
       Flexible Solutions International, Inc.
       6001 54 Ave.
       Taber, Alberta, Canada T1G 1X4

                                                        Re: Flexible Solutions
International, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 001-31540

       Dear Mr. O'Brien:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences